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                            AMENDED AND RESTATED
                            SUPERVISORY AGREEMENT



This AMENDED AND RESTATED SUPERVISORY AGREEMENT is made and entered into as of the 21st day of October, 1997, by and between HARD ROCK HOTEL, INC., a Nevada corporation, with its principal place of business located at the Hard Rock Hotel, Las Vegas, Nevada ("Company"); and PETER A. MORTON of Los Angeles, California ("Morton");

                                   RECITALS

          WHEREAS, Company has the rights and expertise in the development, financing and management of the Hard Rock Hotel in Las Vegas, Nevada ("Project"); and

          WHEREAS, Company and Morton entered into a Supervisory Agreement dated as of August 30, 1993; and

          WHEREAS, Company and Morton desire to amend and restate the Supervisory Agreement in order to provide for the supervision, operation and maintenance of the Project in conformance with the terms and conditions of this Agreement in accordance with local, state and federal law.

          NOW, THEREFORE, the parties agree that the Supervisory Agreement is amended and restated in its entirety as follows:

                                    ARTICLE 1

                                   DEFINITIONS

          1.01 "Gross Revenues" shall mean all revenues and income of any kind derived directly or indirectly from the use or operation of the Project determined substantially in accordance with generally accepted accounting principles including, without limitation, total room sales; gaming 'Gross Revenues', as that term is defined in the Nevada Revised Statutes; food and beverage sales; gross receipts from all entertainment programs and merchandise sale; telephone, telegraph and telex revenues; rental or other payments from lessees; lessees, sublessees and concessionaries and others occupying space or rendering services at the Project (but not the gross receipts of such lessees, sublessees or concessionaires unless the same is part of such lessees', sublessees' or concessionaires' rental payments); and the actual cash proceeds of business interruption or similar insurance and of temporary condemnation awards after deducting necessary expenses in connection with the adjustment or collection of such proceeds; excluding, however, any proceeds from the sale, financing or refinancing or other disposition of the Project; any proceeds from the sale, financing or refinancing or other disposition of the furniture, fixtures and equipment or other capital assets; proceeds of any fire, extended coverage or other insurance policies (excluding any proceeds of business



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interruption or similar insurance, as provided above); condemnation (other than temporary) awards and other amounts received by Company in lieu of or threat of condemnation; credits or refunds to guests, gratuities or service charges or other similar receipts which the Company pays to employees, lessees or concessionaires; excise, sales, gross receipts, admission, entertainment, tourist, taxes or similar charges collected from patrons or guests or as part of the sale price for goods, services or entertainment; any sum and credits received for lost or damaged merchandise; any interest paid with respect to any Reserve Fund or Bank Account; and the cost or value of any complimentary goods or services (including, but not limited to, rooms, food and beverages) given or awarded to employees, patrons or guests of the Project.


                                    ARTICLE 2

                                      TERM


          2.1 TERM. The initial term of this Agreement shall commence as of the date hereof and expire on December 31, 2022, subject to sooner termination or extensions as provided herein.

          2.2 RENEWAL TERMS. Morton shall have an option to renew and continue this Agreement for a period of fifteen (15) years ("Second Term"). Morton shall also have an option to renew and continue this Agreement for a second fifteen (15) year period at the conclusion of the Second Term ("Third Term"). Morton shall notify Company, in writing, of his intent to exercise his option to perform under each renewal term not less than one year prior to the date on which each respective renewal term is to commence. Notwithstanding the foregoing, Morton's right to exercise the options is subject to the terms and conditions of this Agreement regarding defaults by Morton or any event which would constitute an event of default pursuant to Article 5. If, at the time of exercise of the option by Morton, Morton has an uncured default and is not diligently pursuing cure of the default, then the option for renewal shall be deemed null and void.

                                     ARTICLE 3

                       SCOPE OF RIGHTS AND RESPONSIBILITIES


          Morton's rights and responsibilities shall be as follows:

          1. Oversee and supervise design and theme of the Project, including rooms, stores, bars, pool, restaurants, front desk, Project structure, beach club, casino, slot machines, cashier areas, public restrooms, outdoor theatre and landscaping.

          2.   Oversee and supervise the design of all interiors,




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          3.   Oversee and supervise development and monitoring of all
restaurant concepts, menus, food, pricing, service and activities related to food and beverages.

          4. Oversee and supervise the development of all bar concepts and pricing structure.

          5. Oversee and supervise the selection and purchase of memorabilia on an on-going basis.

          6. Oversee and supervise design of all uniforms for door personnel, cashiers, servers, bus help, dealers, bartenders, front desk staff, housekeepers, et al.

          7. Assist in development of the annual plan and annual operating budget.

          8. Oversee and supervise development of all media events for the Project; i.e., television, radio and print; coordination of public relations activities for the Project.

          9.   Supervise and oversee selection of music.

          10. Oversee and supervise the overall monitoring of all areas of the Project and service including quality of food and drink, coffee shop, casino bar, beach club, room service, front desk service, et al.


                                     ARTICLE 4

                                   SUPERVISORY FEE

          4.1 SUPERVISORY FEE. In consideration of the services to be provided by Morton herein, Company agree to pay Morton a Supervisory Fee.
The Supervisory Fee shall be equal to two percent (2%) of the estimated annual Gross Revenues, to be calculated computing estimated Gross Revenues on a monthly basis of the Project. The fee shall be due and payable the twentieth day of each month, representing compensation for the preceding month. Should the actual aggregate installments of the Supervisory Fee paid in any fiscal year be more or less than the total annual Supervisory Fee due for the entire fiscal year, Morton or Company, as the case may be, shall pay to the other the amount of such overpayment or underpayment within ninety (90) days after the end of such fiscal year.

          4.2 REIMBURSEMENT OF COSTS. Company shall reimburse Morton for all costs and expenses incurred by him in connection with the rendition of his services hereunder. Monthly statements covering such costs and expenses shall be submitted by Morton to and shall be paid by the Company within thirty (30) days thereafter.




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                                  ARTICLE 5

                                  DEFAULT


          5.1 DEFAULT. Upon the occurrence of any event of default, this Agreement may be terminated at the option of the non-defaulting party, which shall be effective within thirty (30) days after written notice of same and subject to the provisions of Section 5.4. Default shall include the events set forth in Sections 5.2 and 5.3.

          5.2  DEFAULT BY MORTON.

               a. Morton shall fail to keep, observe, or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed, or performed by Morton, and such default shall continue for a period of thirty (30) days after notice thereof by Company to Morton; or

               b. Morton shall apply for or consent to the appointment of a receiver, trustee or liquidator; or

               c. Morton files a voluntary petition for bankruptcy, or makes a general assignment for benefit of creditors; or

               d. Involuntary bankruptcy proceedings or any order, judgment or decree shall be entered by a Court of competent jurisdiction or the application of a creditor, adjudicating Morton bankrupt or insolvent and such Order, Judgment or Decree shall continue unstayed and in effect for a period of ninety (90) days; or

               e. The Nevada Gaming Commission or Nevada Gaming Control Board revokes Morton's operating license.

          5.3  DEFAULT BY COMPANY.

               a. Company shall fail to keep, observe, or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed, or performed by Company, and such default shall continue for a period of thirty (30) days after notice thereof by Morton to Company; or

               b. Company shall apply for or consent to the appointment of a receiver, trustee or liquidator of Company, or a substantial part of Company's assets; or

               c. Company files a voluntary petition for bankruptcy or makes a general assignment for the benefit of creditors; or

               d. Company shall apply for a voluntary petition for bankruptcy or an order, judgment or decree is entered by any

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                                                                            5


court or competent jurisdiction, or the application of a creditor adjudicating the Company bankrupt or insolvent, or approving a petition of reorganization of the Company or appointing a receiver, trustee, or liquidator of the Company or all or a substantial part of the assets of the Company, and such order, judgment or decree shall continue unstayed and in effect for a period of thirty (30) days; or

               e. The Nevada Gaming Commission, or Nevada Gaming Control Board issues any notification that Company or any of its members, officers and directors are in violation or unsuitable under any Nevada Gaming statutes and regulations; or

               f. If Company fails to timely pay Morton the fees set forth in this Agreement within five (5) days after written notice thereof by Morton to Company, and such failure was not caused by the acts of Morton; or

          5.4 CURING DEFAULT. Upon receipt of any notice of default, the defaulting party shall immediately undertake to cure within the period as identified in Article 5. If such default is not susceptible to being cured with all due diligence within the stated cure period, the defaulting party shall proceed promptly with all due diligence to cure the same and thereafter to prosecute the curing of such default with all due diligence. The time for the defaulting party to cure the same shall be extended for such periods as may be necessary to cure the same with due diligence. However, the cumulative total of such extension shall not exceed ninety (90) days without the written consent of the non-defaulting party. After cured, the default shall be of no force or effect, and the after cure rights and obligations of the parties shall be the same as existed prior to the giving of notice of the default.

                                  ARTICLE 6

                                 TERMINATION

          6.1 TERMINATING UNDER DEFAULT. Any party may terminate this Agreement in the event of a default, as set forth in Article 5 above, at the option of the non-defaulting party, subject to all applicable notice and cure requirements.

          6.2 TERMINATION NOTICE. Any termination given pursuant to this Article shall be effective as of the date specified in the notice of termination which will not be less than thirty (30) nor more than one hundred eighty (180) days after the date of such notice.

          6.3 RIGHTS AND REMEDIES UPON TERMINATION. A party terminating this Agreement shall retain all other rights and remedies which may be provided at law or equity in addition to any rights provided in this Agreement.

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                                  ARTICLE 7

                                MISCELLANEOUS

          7.1 NOTICES. All notices or other communications required pursuant to this Agreement shall be in writing and personally served or delivered by overnight express mail, or by certified or registered mail to the representatives of Company or Morton as set forth below. Delivery will be deemed complete upon mailing or by delivery to overnight courier.

                            If to Company:

                            HARD ROCK HOTEL, INC.
                            4455 Paradise Road
                            Las Vegas, NV 89109

                            If to Morton:

                            Mr. Peter A. Morton
                            510 North Robertson Boulevard
                            Los Angeles, California 90048

          7.2 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada.

          7.3 SEVERABILITY. Should any court, administrative or legislative body uphold or declare any of the terms or provisions hereof to be invalid or unenforceable for any reason, the validity or unenforceability of said provisions shall not affect the remaining terms or provisions of this Agreement.

          7.4 SUCCESSORS. This Agreement shall inure to the benefit of, and be binding upon the parties hereto, and their respective heirs, legal representatives, successors, and assigns.

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          The parties have duly executed and delivered this Agreement effective the day and year first above written.

                                            Company:

                                            HARD ROCK HOTEL, INC.
                                            A Nevada Corporation



                                            By: /s/ Peter A. Morton
                                               -------------------------
                                               Peter A. Morton
                                            Its: President
                                                ------------------------



                                            Morton:

                                            /S/ Peter A. Morton
                                            -----------------------------
                                            PETER A. MORTON